Exhibit 99.1

Page 1 of 2

For Immediate Release

Unitil Announces Organizational Changes

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HAMPTON, NH, April 26, 2023: Unitil Corporation (“Unitil” or the “Company”) (NYSE:UTL) (unitil.com) today announced that its Board of Directors has approved several corporate organizational changes, all of which are effective as of May 1, 2023.

Thomas P. Meissner, Jr., currently the Company’s Chairman of the Board, Chief Executive Officer and President, will remain as the Company’s Chairman of the Board and Chief Executive Officer, and Robert B. Hevert, currently the Company’s Senior Vice President, Chief Financial Officer and Treasurer, will assume the newly created position of President and Chief Administrative Officer. Daniel J. Hurstak, currently the Company’s Chief Accounting Officer and Controller, will assume Mr. Hevert’s former position as Senior Vice President, Chief Financial Officer and Treasurer. Todd R. Diggins, currently the Company’s Director of Finance, will assume Mr. Hurstak’s former position as Chief Accounting Officer and Controller. Mr. Hevert, Mr. Hurstak and Mr. Diggins will each step down from their current roles in conjunction with these changes on May 1, 2023.

The organizational changes are part of the Company’s continuing leadership development and succession plan to ensure long-term business continuity and prepare the Company for the future.

“The success of our Company will require adaptability, sound strategies, talented people and strong leadership as we navigate the clean energy transition,” said Thomas P. Meissner, Jr., Unitil’s Chairman and Chief Executive Officer. “I’m pleased that we have a qualified team of executives with the character, leadership and experience to guide our Company forward and execute on our long-term strategies.”

About Unitil Corporation

Unitil Corporation provides energy for life by safely and reliably delivering natural gas and electricity in New England. We are committed to the communities we serve and to developing people, business practices, and technologies that lead to the delivery of dependable, more efficient energy. Unitil Corporation is a public utility holding company with operations in Maine, New Hampshire and Massachusetts. Together, our operating utilities serve approximately 108,100 electric customers and 87,500 natural gas customers. For more information about our people, technologies, and community involvement please visit unitil.com.

6 Liberty Lane West

Hampton, NH 03842

T 603.772.0775

www.unitil.com

For more information please contact:

Todd Diggins – Investor Relations

Phone: 603-773-6504

Email: diggins@unitil.com

Alec O’Meara – Media Relations

Phone: 603-773-6404

Email: omeara@unitil.com

6 Liberty Lane West

Hampton, NH 03842

T 603.772.0775

www.unitil.com